Exhibit 10.2

July 24, 2025

Douglas W. Chambers

Subject:        Appointment as President and Chief Executive Officer of Array Digital Infrastructure, Inc.

Dear Doug,

On behalf of the organization, I am pleased to present our offer for your transition to President and Chief Executive Officer of Array Digital Infrastructure, Inc. (as UScellular will be renamed). This offer is subject to approval by the Board of Directors of UScellular (the “Board”) and will be effective upon the closing of the Company’s sale of its wireless operations and select spectrum assets to T-Mobile (the “T-Mobile Closing”). Your service as President and Chief Executive Officer of Array Digital Infrastructure will be on an interim basis.

The following summarizes pertinent compensation and benefits information, effective as of the date of your appointment:

Base Salary: You will continue to receive an annual base salary of $620,500 (subject to applicable withholdings). Merit increases for executives are determined in the beginning of February each calendar year, with an effective date that is applied retroactively to January 1st of that year.

Annual Target Bonus: Your annualized target bonus opportunity for 2025 will remain 55% of your base earnings. Your 2025 annual bonus will be paid in two installments. The first installment will be paid for the period prior to the T-Mobile Closing and will be paid at the time of the T-Mobile Closing. The second installment will be paid for the period following the T-Mobile Closing and will be paid following year-end. However, if you separate from the Company prior to the end of 2025, the second installment will be paid at the time of your separation and will be pro-rated based on the portion of the period following the T-Mobile Closing that you worked.

Long-Term Incentive Program (LTIP): If your employment continues in 2026, you will be eligible to participate in the Company’s Long-Term Incentive Plan (LTIP). Assuming the LTIP continues in its current form, your anticipated Long-Term Incentive (LTI) target grant date value for 2026 will be 160% of your annual base salary on the date of the grant. The Long-Term Incentive grants are subject to the approval of the Board and are not guaranteed in any year.

Benefits: You will continue to be provided with the same medical, life insurance, and 401(k) benefits as the organization extends to its similarly situated executives.

Severance: Upon your separation from the Company, you will be eligible for severance in an amount that is no less than the amount that you would have been eligible for under the Company’s Compensation Due at Time of Separation for Executive Officers Policy had you separated, under the same circumstances, on the date of the T-Mobile Closing. For the avoidance of doubt, this severance will be conditioned upon you executing (and not revoking) a release of all claims against the Company and its affiliates in the form provided by the Company.

Your employment remains at−will, meaning either you or the Company can end your employment at any time, with or without notice or cause. Neither this letter nor any other oral or written statements or representations regarding your employment may alter your at-will status or may be considered an employment contract. The Company reserves the right to change or terminate the compensation and benefits arrangements described herein, and any other compensation and benefits arrangements, at any time for any reason.

Doug, as you have experienced, our dynamic organization is an exciting and fulfilling place to work. We take pride in providing a rewarding career for our associates. We are very excited about you moving into your interim position and anticipate a mutually rewarding working relationship.

Thank you for taking on this critical position.

Sincerely,

/s/ LeRoy T. Carlson, Jr.

LeRoy T. Carlson, Jr.
Chairman of the Board

By my signature below, I acknowledge and certify that I have read, fully understand and accept all terms of the foregoing offer to serve as interim President and Chief Executive Officer of Array Digital Infrastructure, Inc.

Agreed and accepted:

/s/ Douglas W. Chambers
Douglas W. Chambers
Date:	July 24, 2025